Exhibit 10 (o)

LADISH CO., INC. LONG-TERM INCENTIVE AWARD PLAN

1.    Purpose. The purpose of this Ladish Co., Inc. Long-Term Incentive Award Plan (the “Plan”), effective as of January 1, 2006, is (a) to provide an incentive to and reward the key personnel of the Company for their material contribution to the continued growth and development of the Company and (b) to assist the Company in retaining and attracting qualified personnel upon whose efforts the future successful and profitable operation of its business is dependent.

2.    Definitions.

    a.        “Account” means the account or accounts maintained pursuant to Section 9(a) to receive the interest of each Participant under the Plan.

    b.        “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c).

    c.        “Award” means an opportunity granted to a Participant to be credited with incentive compensation in accordance with the terms of this Plan and the Participant’s Award Letter.

    d.        “Award Letter” means, with respect to a Participant, the document that sets forth the performance goal established for the Plan Year and the percentage of the Participant’s Salary that will be awarded if such performance goal is met.

    e.        “Cause” means, in the reasonable judgment of the Committee, (i) the willful and continued failure by the Participant to substantially perform his or her duties to the Company or any Affiliate after written notification by the Company, (ii) the willful engaging by the Participant in conduct which is demonstrably injurious to the Company or any Affiliate, monetarily or otherwise, (iii) the engaging by the Participant in egregious misconduct involving serious moral turpitude, or (iv) the breach or violation by the Participant of any agreement with the Company, including any option or award agreement delivered in connection with grants and any confidentiality agreement contained therein, or any employment or stockholders agreement. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company or Affiliate.

    f.        “Change of Control” shall occur on the date that:

i. Any person (including an entity) or persons acting as a group:

    (1)        Acquires “beneficial ownership” (as defined in Rule 13d-3 of the Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the then outstanding shares of common stock of the Company (“Outstanding Company Stock”), or

    (2)        Acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of thirty-five (35%) of the outstanding voting securities of the Company entitled to vote generally in the election of directors (“Company Voting Securities”);

    ii.        A majority of the Company’s Board of Directors on January 1, 2006 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or

    iii.        Any person (including an entity) or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided that no Change of Control shall result from an acquisition by: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its Company stock; (B) an entity 50% or more of, respectively, the then total value or total voting power of the then outstanding stock is then owned by the Company; (C) a person, or more than one person acting as a group, that owns directly or indirectly, 50% or more of the Outstanding Company Stock or Company Voting Securities; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C). For purposes hereof, “gross fair market value” means the value of the assets without regard to any liabilities associated with such assets.

All determinations of whether persons are considered to be “beneficial owner(s)” or “acting as a group” and any other determination regarding whether a Change of Control has occurred shall be determined in a manner consistent with and intended to comply with Code Section 409A.

    g.        “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

    h.        “Committee” means the Compensation Committee of the Board of Directors of the Company, or any successor committee thereto.

    i.        “Company” means Ladish Co., Inc., a Wisconsin corporation, and any successor thereto or assignee thereof pursuant to Section 8.

    j.        “Determination Date” means, with respect to a particular Award, the last day of the Plan Year for which such Award was made.

    k.        A Participant shall be considered under “Disability” if he or she is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

    l.        “Participant” means a manager or other highly compensated employee of the Company or an Affiliate who has been selected by the Committee to receive an Award.

    m.        “Plan Year” means the fiscal year of the Company.

    n.        “Retirement” of a Participant shall mean the occurrence of a Participant’s Separation from Service for reasons other than death, Disability or Cause after:

i. providing at least five years of service to the Company and/or an Affiliate and attaining age 65; or

ii. solely for Participants who are covered under the Company’s defined benefit pension plan, attaining age plus years of service totaling 90 or more.

    For purposes hereof, “service” shall be measured from the date of the Participant’s hire with the Company and/or an Affiliate to the date of the Participant’s Separation from Service, with each 12-consecutive month period counting as one year of service.

    o.            “Salary” means, with respect to a Participant’s Award, the Participant’s base salary as in effect on the last day of the Plan Year for which the Award is made.

    p.            “Separation from Service” means a Participant’s termination of employment from the Company and all Affiliates.

    If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day of the seventh (7th) month of the leave of absence.

    If a Participant provides insignificant services to the Company or an Affiliate, the Participant will be deemed to have incurred a Separation from Service. For this purpose, a Participant is not considered to be providing insignificant services if he or she provides services at an annual rate of at least twenty percent (20%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or such lesser period of employment) and the annual remuneration for such services is not less than twenty percent (20%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or such less period of actual employment).

    If a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, the Participant will not be deemed to have Separated from Service if the Participant is providing services at an annual rate that is at least fifty percent (50%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or such lesser period of employment) and the annual remuneration for such services is at least fifty percent (50%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or such less period of employment).

    q.            “Valuation Date” means each day when the United States financial markets are open for business, as of which the Committee will determine the value of each Account.

3.    Grant of Award. Prior to or within the first ninety (90) days of a Plan Year, the Committee shall (a) select those employees of the Company or an Affiliate who will be Participants for such year, (b) determine the performance goal for such year and which in any Plan Year shall be the same goal for all Participants, which shall be based on the pre-tax earnings for the Company as determined on a consolidated basis for such year and which in any Plan Year shall be the same goal for all Participants, and (c) designate the award amount (as a percentage or range of percentages of the Participant’s Salary) that will be credited if the performance goal for such year is met in whole or part. The Committee shall provide an Award Letter to each Participant setting forth the particular terms of such Participant’s Award. The Committee’s designation of a Participant in any Plan Year will not require the Committee to designate such person to receive an Award in any other Plan Year.

4.    Determination of Award Amount. As soon as practicable after the Determination Date, the Committee shall calculate each Participant’s award amount based on the extent to which the performance goal for the Plan Year was met. However, only those Participants who are employed by the Company on the Determination Date for a Plan Year will be eligible to receive an award amount for such year, unless otherwise determined by the Committee. The award amount shall be credited to a sub-account maintained under the Participant’s Account as of the Determination Date for the Award.

5.    Vesting of Sub-Accounts. A Participant shall vest in each of his or her sub-accounts during his or her employment with the Company and its Affiliates in accordance with the following schedule:

Percent of Sub-Account Vested	Date
20%	Determination Date for such sub-account
40%	1st anniversary of Determination Date
60%	2nd anniversary of Determination Date
80%	3rd anniversary of Determination Date
100%	4th anniversary of Determination Date

If a Participant terminates employment from the Company and its Affiliates prior to becoming one hundred percent (100%) vested in a particular sub-account for any reason other than Cause, death, Disability, or Retirement, the nonvested portion of such sub-account shall be forfeited. If a Participant terminates employment from the Company and its Affiliates as a result of death, Disability or Retirement, the Participant shall become one hundred percent (100%) vested in his or her entire Account. If a Participant is terminated from employment for Cause, the entire balance of the Participant’s Account, whether vested or non-vested, shall be forfeited.

Notwithstanding the foregoing, the entire balance of a Participant’s Account shall become immediately and fully vested on the date of a Change of Control if the Participant is employed by the Company or an Affiliate immediately prior to the date of the Change of Control.

6.    Payments.

    a.           Distribution of Sub-Account. Subject to the provisions of subsections (b), (c) and (d), the vested balance of each sub-account shall be paid to the Participant as soon as practicable following the earlier of the date of the Participant’s Separation from Service or on the January 1 following the Plan Year in which the sub-account becomes one hundred percent (100%) vested; provided that if the Participant is a “specified employee” within the meaning of Code Section 409A on the date of his or her Separation from Service, distribution of the Participant’s vested Account shall be delayed for six (6) months following the date of such Separation from Service.

    b.           Deferral of Distribution. A Participant may elect prior to the first day of a Plan Year to have payment of all or a portion of his or her sub-account that will be created for such Plan Year deferred until his or her Separation from Service or a specific date selected by the Participant (which date must be at least after the date the sub-account becomes one hundred percent (100%) vested) and to have such sub-account distributed in a lump sum or in 5-year annual installments. If installments are selected, the first annual installment will be paid on the distribution date selected by the Participant and the remaining annual installments will be paid each January 1 thereafter. Notwithstanding the foregoing, if the Participant has selected his or her Separation from Service as the distribution date and such Participant is a “specified employee” within the meaning of Code Section 409A on the date of his or her Separation from Service, distribution shall be delayed for six (6) months following the date of such Separation from Service.The election in effect on the last day of the prior Plan Year shall be irrevocable for the sub-account established for the following Plan Year.

    Notwithstanding the foregoing, pursuant to the transition relief provided in IRS Notice 2006-79, a Participant may make a distribution election pursuant to this subsection (b) during 2007, with respect to his or her 2006 and 2007 sub-accounts. The election in effect on December 31, 2007, shall be irrevocable for such sub-accounts. If, however, the Participant has a Separation from Service in 2007 and his or her vested Account would otherwise be paid in 2007 under the rules described in subsection (a), such distribution election shall be disregarded and the Participant’s vested Accounts shall be paid as provided in subsection (a).

    c.        Earlier Distribution. Notwithstanding the foregoing, a distribution may be made prior to the date specified in subsection (a) or (b) above as follows:

    i.        If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

    ii.        If all or any portion of a Participant’s vested Account is required to be paid pursuant to the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), the Plan shall pay such amount to the Participant’s alternate payee in accordance with the terms of such order.

    d.        Form of Distribution. All distributions under the Plan shall be made in a lump sum payment.

7.    Investments of Accounts. All funds paid into a Participant’s Account shall be invested as directed from time to time by the Participant, subject to any applicable laws. Neither the Company nor the Committee shall have any fiduciary or other responsibility with respect to the prudence or suitability of such investments, nor shall the Company or the Committee have any liability in the event the investment of funds in a Participant’s Account leads to loss of value.

8.    Successors and Assigns.

    a.        Successors and Assigns of Company. This Plan shall be binding upon and inure to the benefit of any successor(s) of the Company. The term “successor” as used herein shall include any person, firm, corporation, or other business entity which at any time, by merger, consolidation, purchase or otherwise, acquires all or substantially all of the Company’s interests, assets or business. No sale of substantially all of the Company’s assets shall be made without the buyer expressly assuming the obligation of this Plan, unless the Plan is terminated and all Accounts are paid in accordance with Section 11(b). The Company further agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder are assumed by the successor or successors.

    b.        Successors and Assigns of Participant. A Participant shall not have the right to assign, transfer, alienate, anticipate, pledge or encumber any portion of a payment due hereunder, except pursuant to a domestic relations order pursuant to Section 6(c), nor shall such amounts be subject to seizure by legal process by any creditor of a Participant. All rights of the Participant under this Plan and any Award shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, committees, heirs and beneficiaries. In the event of the Participant’s death, all amounts payable to the Participant under this Plan, if the Participant had lived, shall be paid to the Participant’s estate.

9.    Funding. As soon as practicable following determination of award amounts for each Plan Year, such amount for each Participant shall be paid, in cash, into a “Rabbi trust” established for the purposes of this or another benefit plan, of which the Participant is the beneficiary, and shall be held and administered by the trustee thereof, subject to all the terms and conditions of the trust agreement. The Committee, in consultation with the Participant, may in its discretion direct payment of awards into different Rabbi trusts for the benefit of the Participant in different years.

10.    Offset. The Company shall have the right to offset from any amount payable hereunder any financial debt that a Participant owes to the Company or any Affiliate, including by way of example, a loan or the fair market value of any property of the Company or any Affiliate that the Participant is required to but does not return upon his or her termination of employment, without the consent of the Participant (or the Participant’s beneficiary(ies) or estate following Participant’s death).

11.    Amendment or Termination of Plan.

    a.        Amendment. Subject to the provisions of Code Section 409A, the Committee may at any time amend the Plan; provided, however, that no amendment may reduce or eliminate any Award that has been granted or reduce or eliminate a Participant’s Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein.

    b.        Termination. The Committee may terminate the Plan in accordance with the following provisions.

    i.        The Committee may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the vested amounts accrued under the Plan are distributed to the Participants, as applicable, in a single sum payment, regardless of any deferral election then in effect, in the later of: (A) the calendar year in which the Plan termination occurs or (B) the first calendar year in which payment is administratively practicable.

    ii.        The Committee may terminate the Plan at any time within the period beginning thirty (30) days prior to and ending twelve (12) months following a Change of Control, provided all substantially similar arrangements of the Company and its Affiliates are also terminated. Upon termination of the Plan under this paragraph, all Accounts shall be paid in a lump sum as soon as practicable following the date of such termination.

    iii.        The Committee may terminate the Plan at any other time. In such event, the vested balance of all Accounts will be distributed to all Participants in a single sum payment at least twelve (12), but no more than twenty-four (24), months after the date of termination, regardless of any deferral election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated. Notwithstanding the foregoing, any payment that would otherwise be paid during the 12-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company shall be prohibited from adopting a new plan (that would be required to be aggregated with this Plan if it had remained in effect) within five (5) years following the date of the Plan’s termination, unless each individual who is a Participant hereunder is precluded from participating in such new plan for the five-year period following the Plan’s termination date.

12.    Administration.

    a.        General. The Committee shall have overall authority with respect to administration of the Plan. If at any time the Committee shall not be in existence, then all determinations shall be made by the Board of Directors of the Company. The Committee may, in its discretion, delegate any or all of its authority and responsibility to an officer or other employee of the Company. To the extent of any such delegation, any references to the Committee herein shall be deemed references to such delegee. If any delegee of the Committee shall also be a Participant, any determinations affecting the delegee’s participation in the Plan shall be made by the Committee.

    b.        Authority and Responsibility of the Committee. In addition to the authority specifically provided herein, the Committee shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of the Plan, including but not limited to: (i) prescribe rules and regulations for the administration of the Plan; and (ii) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms.

    c.        Authority and Responsibility of the Company. The Company shall be responsible for the day-to-day administration of the Plan and to implement the Committee’s decisions, subject to the Committee’s overall authority. Such responsibility shall include, but not be limited to: (i) prescribing rules and regulations for the administration of the Plan; (ii) prescribing forms for use under the Plan; (iii) maintaining the Plan’s records; (iv) making appropriate determinations, including factual determinations, and calculations; and (v) preparing all reports required by law. The Company may engage third-parties, such as recordkeepers, to assist the Company in its administrative duties.

    d.        Decisions Binding. The Committee’s determinations shall be final and binding on all parties with an interest hereunder.

    e.        Claims Procedures.

    i.        Initial Claim. If a Participant (the “claimant”) believes that he or she is entitled to a distribution under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee no later than 90 days after receiving the distribution of his or her Account (or any sub-account) with respect to which the claim relates. The Committee shall review the claim within 90 days following the date of receipt of the claim; provided that the Committee may determine that an additional 90-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in clause (ii)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

    ii.        Request for Appeal. The claimant has the right to appeal the Committee’s decision by filing a written appeal to the Committee within 60 days after the claimant’s receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit with the appeal written comments, documents, records and other information relating to his appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

iii. ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary and the plan administrator for the Plan.

13.    Miscellaneous.

    a.        Employment. The adoption of the Plan shall not confer upon a Participant any right to continued employment or service with the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment or service of the Participant at any time for any reason.

    b.        Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Plan or any Award Letter shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan or the Award Letter, as applicable, not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

    c.        Withholding. The Company shall be entitled to withhold from amounts to be paid to a Participant under this Plan or from any other compensation payable to the Participant by the Company or any Affiliate any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold with respect to Awards or Accounts. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax.

    d.        Governing Law; Venue; Limitations on Actions. This Plan and any Award granted hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of Wisconsin, without reference to conflict of law principles thereof. The parties consent to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting within the State of Wisconsin, County of Milwaukee with respect to any dispute arising out of or relating to this Plan or any Award. Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 12(d) are exhausted and only within the period ending on the earlier of (1) one year after the date claimant receives notice of a denial upon appeal (or the appeal is deemed denied) under Section 12(d)(ii), or (2) the expiration of the applicable statute of limitations period under applicable federal or state law.

    e.        No Waiver. No waiver by the Company or the Participant at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

    f.        Headings. The headings contained are for reference only and shall not affect the meaning or interpretation of any provision of this Plan.

Sample Award Letter

[Date]
Employee Name
Address
City State Zip

Dear _______:

In accordance with the terms and conditions of the Ladish Co., Inc. Long-Term Incentive Award Plan (the “Plan”), you have been granted an Award as outlined below.

Granted to:	Employee Name
Social Security Number
For Plan Year:	200___
Performance Goal:	_____________ Dollars ($____________)
Potential Award Amount	_____ % of Salary
Vesting Schedule:	See Plan

By my signature below, I hereby acknowledge receipt of this Award Letter, which is made pursuant to the terms and conditions of the Plan. I further acknowledge receipt of a copy of the Plan, and I agree to comply with all of the terms and conditions of the Plan.

Employee Signature_____________________________	Date:____________________
Employee Name Printed

Please return one signed copy before ___________, 200___ to _________. Retain the other copy for your personal records.

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